Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES SECOND QUARTER 2008 DISTRIBUTION

AUSTIN, TEXAS June 27, 2008—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the second quarter of 2008.  The amount available for distribution will be $2,619,375 or $.551272 per Unit.  The second quarter distribution will be payable on July 10, 2008 to unitholders of record on June 30, 2008.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased from $3,233,178 in the first quarter of 2008 to $3,074,648 in the second quarter of 2008.  Natural gas volumes during the second quarter of 2008 decreased approximately 22% to 353,503 Mcf from 453,760 Mcf during the first quarter of 2008.  The decrease in natural gas revenues was primarily due to a 12-day field shut-in at Eugene Island 339 to repair a gas line. The average price received for natural gas increased to $8.70 per Mcf in the second quarter of 2008 as compared to $7.13 per Mcf received in the first quarter of 2008.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties decreased 16% to $10,080,263 in the second quarter of 2008 from $11,962,822 in the first quarter of 2008.  Oil volumes during the second quarter of 2008 decreased 23% to 103,147 barrels, compared to 133,415 barrels of oil produced in the first quarter of 2008.  The decrease in revenue was primarily due to the 3-day field shut-in at Eugene Island 339 for repairs. The average price received for oil increased to $97.73 per barrel in the second quarter of 2008 from $89.67 per barrel in the first quarter of 2008.

The Trust’s share of capital expenditures increased by $737,182 in the second quarter of 2008 to $311,505, as compared to ($425,677) in the first quarter of 2008. The increase in capital expenditures was primarily due to the fact that the first quarter figure reflected audit adjustments for prior quarters and that the second quarter figure includes expenditures for a rig workover on Ship Shoal 182/183. The Trust’s share of operating expenses increased by $842,259 in the second quarter of 2008 to $2,274,016 as compared to $1,431,758 for the first quarter of 2008.

The Trust’s Special Cost Escrow balance was $5,353,559 as of the end of the Trust’s second quarter. There was no release or deposit from the Special Cost Escrow in the second quarter of 2008.

The Trust has engaged an outside auditor for the purpose of reviewing the books and records of certain Working Interest Owners with respect to Trust properties and the related payments to the Trust.  Based on the initial report of this auditor, the Trustees believe that certain errors have occurred and are involved in ongoing discussions with such Working Interest Owners to resolve these items.  As part of this process, certain adjustments were previously reflected in the information presented for the first quarter of 2008.  At this time, no assurance can be provided as to the ultimate outcome of the remaining items under discussion.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the Trust Properties and payments to the Trust for related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2007 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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